EXHIBIT 10.20 Web.com Group, Inc. 12808 Gran Bay Parkway West Jacksonville, FL 32258 T 904 680 6635 F 904 880 0350 NASDAQ: WWWW

March 7, 2011

Jason Teichman
1253 N Burgandy Trail
St Johns, FL 32259

Re:           Amended and Restated Employment Terms and Agreement

Dear Jason,

Web.com Group, Inc. (“Company”) is pleased to offer you employment as Chief Marketing Officer reporting into the Chief Executive Officer and/or President on the terms set forth herein and as they may be further mutually agreed to by the parties.

You will be responsible for those duties typical to your position as well as any other duties that may be assigned from time to time.  You will work at our Jacksonville area office, until such time as you relocate to Jacksonville, Florida. You have been paid a relocation bonus of $125,000.00. You agree to reimburse the Company if you voluntarily terminate your employment prior to the completion of two (2) years of service according to the following rates and schedule: 100% if employed for less than 6 months, 75% if employed for 6 months but less than 12 months, 50% if employed 12 months but less than 18 months, and 25% if employed 18 months but less than 24 months.

Your base salary will be $225,000.00 annually, less payroll deductions and all required taxes and withholdings. Your annual bonus potential, subject to the approval of the Board of Directors, will be 65% of your base salary and will be based upon individual and Company performance from January 1st of the given year to December 31st of that same year and is generally paid during the first quarter of the year following the bonus year but in no event later than March 15 of the year following the year in which your right to such amount became vested. You will be paid bi-weekly and you will be eligible for standard benefits offered by Company to its employees.  Further, the Company may change your compensation and entitlement to benefits in its sole discretion.

As a Company employee, you will be expected to abide by Company policies and procedures. Additionally, as a condition of employment, you must read, sign and comply with the attached Company Proprietary Information Inventions and Non-Solicitation Agreement, which prohibits unauthorized use or disclosure of proprietary information of Company or any of Company’s affiliates, including Company’s subsidiaries.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer (other than Register.com) or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer (other than Register.com) or third party that you are not authorized to use and disclose.  You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.  By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

Subject to approval by the Company’s Board of Directors (the “Board”), you will be an “Eligible Employee” under the Company’s Executive Severance Benefit Plan (the “Severance Plan”).  The Severance Plan contains provisions relating to severance pay and equity acceleration.  Details about these benefits and a copy of the Severance Plan are available for your review.

The Company may terminate your employment at any time. If Company terminates your employment without cause you agree that you shall be paid in accordance with the Severance Plan and that you will have no further claims against the Company, including without limitation any claims for notice, pay in lieu of notice, termination pay or other severance pay not named herein, whether such claims arise at common law, by statute or by contract.

You may terminate your employment with the Company at any time upon the provision of two weeks’ written notice to the Company and subject to the terms of this Agreement.

If the Company (or, if applicable, the successor entity thereto) determines that any termination benefits and/or any other payments and benefits provided under this Agreement or otherwise (the “Payments”) constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and you are a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i)) of the Company or any successor entity thereto upon your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition there under, a “Separation from Service”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A as a result of the payment of compensation upon your Separation from Service, the timing of the Payments shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after the date of the Separation from Service or (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been delayed pursuant to this paragraph and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules.  It is intended that (i) each installment of the Payments is a separate “payment” for purposes of Section 409A, (ii) all of the Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

To the extent that any reimbursements payable to you are subject to the provisions of Section 409A: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

This letter, together with your Proprietary Information Inventions and Non-Solicitation Agreement, forms the complete and exclusive statement of your employment agreement with Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, including without limitation any employment agreement or offer letter between you and Register.com. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company. Nothing contained in this letter agreement will serve to change your status as an at-will employee.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely, Web.com Group, Inc.

	By:	/s/ David L. Brown
David L. Brown
Chief Executive Officer
Accepted:

/s/ Jason Teichman
Jason Teichman
Date March 7, 2011